                                                                   EXHIBIT 12.1

PNC BANK CORP. AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS
TO COMBINED FIXED CHARGES


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

Year ended December 31
Dollars in thousands                                             1995           1994           1993          1992          1991
-------------------------------------------------------------------------------------------------------------------------------
EARNINGS
Income before taxes and cumulative effect of changes in
  accounting principles                                      $627,012     $1,209,916     $1,140,487      $787,994      $(38,578)
Fixed charges excluding interest on deposits                1,487,279      1,104,573        704,228       582,854       613,590
                                                           --------------------------------------------------------------------
     Subtotal                                               2,114,291      2,314,489      1,844,715     1,370,848       575,012
Interest on deposits                                        1,551,816      1,159,242      1,005,658     1,546,576     2,739,565
                                                           --------------------------------------------------------------------
     Total                                                 $3,666,107     $3,473,731     $2,850,373    $2,917,424    $3,314,577
                                                           ====================================================================
FIXED CHARGES
Interest on notes and debentures                             $620,415       $556,432       $316,031      $201,977      $137,323
Interest on borrowed funds                                    834,654        514,133        360,288       353,633       449,107
Amortization of notes and debentures                              927          1,761          1,418         1,505         1,119
Interest component of rentals                                  31,283         32,247         26,491        25,739        26,041
                                                           --------------------------------------------------------------------
     Subtotal                                               1,487,279      1,104,573        704,228       582,854       613,590
Interest on deposits                                        1,551,816      1,159,242      1,005,658     1,546,576     2,739,565
                                                           --------------------------------------------------------------------
     Total                                                 $3,039,095     $2,263,815     $1,709,886    $2,129,430    $3,353,155
                                                           ====================================================================
RATIO OF EARNINGS TO FIXED CHARGES
Excluding interest on deposits                                   1.42x          2.10x          2.62x         2.35x          .94x
Including interest on deposits                                   1.21           1.53           1.67          1.37           .99
===============================================================================================================================

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